Exhibit 99.B(h)(4)(b)

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

THE VICTORY PORTFOLIOS

AND

BISYS FUND SERVICES OHIO, INC.

FUNDS

Name of Portfolio
1. Balanced Fund
2. Core Bond Fund
3. Diversified Stock Fund
4. Established Value Fund
5. Federal Money Market Fund
6. Financial Reserves Fund
7. Focused Growth Fund
8. Fund for Income
9. Government Reserves Fund
10. Institutional Money Market Fund
11. International Fund
12. International Select Fund
13. Investment Grade Convertible Fund
14. National Municipal Bond Fund
15. Ohio Municipal Bond Fund
16. Ohio Municipal Money Market Fund
17. Prime Obligations Fund
18. Small Company Opportunity Fund
19. Special Value Fund
20. Stock Index Fund
21. Tax-Free Money Market Fund
22. Value Fund

As of October 22, 2008